Exhibit 3.7

CERTIFICATE OF ELIMINATION

OF SERIES A-1 FIXED RATE CUMULATIVE PREFERRED STOCK

OF FAT BRANDS INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

FAT Brands Inc., a Delaware corporation (the “Corporation”), certifies as follows:

1. The Amended and Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of 5,000,000 shares of preferred stock, par value $0.0001 per share, of which the Corporation designated 200,000 shares as Series A-1 Fixed Rate Cumulative Preferred Stock (the “Existing Series A-1 Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED: That no shares of the Existing Series A-1 Preferred Stock are outstanding.

RESOLVED FURTHER: That all matters set forth in the Certificate of Incorporation with respect to the Existing Series A-1 Preferred Stock are eliminated from the Certificate of Incorporation.

RESOLVED FURTHER: That the Chief Executive Officer, Chief Financial Officer or Secretary of the Corporation are, and each of them hereby is, authorized and directed to prepare and file a Certificate of Elimination (the “Certificate of Elimination”) in accordance with the foregoing resolutions and the provisions of the DGCL, and to take such other actions as they may deem necessary or appropriate to carry out the intent and purpose of the foregoing resolutions.

RESOLVED FURTHER: That the foregoing persons are, and each of them hereby is, authorized and directed, for and in the name of and on behalf of the Corporation, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware, whereupon all matters with respect to the Existing Series A-1 Preferred Stock shall be eliminated from the Certificate of Incorporation and the shares of the Existing Series A-1 Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Existing Series A-1 Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated as Series A-1 Fixed Rate Cumulative Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 9th day of June, 2021.

FAT Brands Inc.

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	Chief Executive Officer

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